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                                                                 Exhibit 2(k)(2)

                      AMENDED AND RESTATED ESCROW AGREEMENT

     This Amended and Restated Escrow Agreement (the "AGREEMENT") dated as of February 11, 2003, is by and among New Colony Investment Trust, a Delaware statutory trust, for and on behalf of New Colony Equity Income Fund (the "ISSUER"), Investors Capital Corporation (the "BEST EFFORTS UNDERWRITER") and U.S. Bank National Association, successor-in-interest to State Street Bank and Trust Company, a national banking association, as escrow agent (the "ESCROW AGENT").

     WHEREAS, the Best Efforts Underwriter proposes to offer, on behalf of the Issuer, a minimum of $20,000,000 and a maximum of $75,000,000 aggregate principal amount of shares of beneficial interest of the Issuer (the "SHARES") as exclusive Best Efforts Underwriter for the Issuer, for public sale on a "best efforts, all or none" basis with respect to the Minimum Share Amount and on a "best efforts" basis thereafter, at a price per Share of $20.

     WHEREAS, the Issuer and the Best Efforts Underwriter propose to establish an escrow account with the Escrow Agent in connection with such offering and the Escrow Agent is willing to establish such escrow account on the terms and subject to the conditions hereinafter set forth;

     WHEREAS, this Agreement is in compliance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended;

     WHEREAS, the Issuer, the Best Efforts Underwriter and the Escrow Agent wish to amend and restate the original escrow agreement dated as November 18, 2002 in accordance with Section 6 thereof;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. Information Sheet. Each capitalized term not otherwise defined herein shall have the meaning set forth for such term on the information sheet which is attached to this Agreement and is incorporated by reference herein and made a part hereof (the "INFORMATION SHEET").

     2. Establishment of the Escrow Account.

        2.1 The parties hereto shall establish an escrow account at the branch of the Escrow Agent, and bearing the designation set forth on the Information Sheet (the "ESCROW ACCOUNT").

        2.2 On or before the date of the initial deposit in the Escrow Account pursuant to this Agreement, the Best Efforts Underwriter shall notify the Escrow Agent in writing


                                       1
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of the commencement date of the Offering Period. The Escrow Agent shall not accept any amounts for deposit in the Escrow Account prior to its receipt of such notification.

        2.3 The Offering Period shall continue through the date set forth on the Information Sheet. The Offering Period shall be extended by an Extension Period only if the Escrow Agent shall have received written notice thereof at least two (2) business days prior to the expiration of the Offering Period, signed by both the Issuer and the Best Efforts Underwriter. The Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Offering Period, shall continue through the date set forth on the Information Sheet. The last day of the Offering Period, or the last day of the Extension Period (if the Escrow Agent has received written notice thereof as hereinabove provided), is referred to herein as the "TERMINATION DATE." Except as provided in Section 4.3 hereof, after the Termination Date, neither the Best Efforts Underwriter nor the Issuer shall deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.

     3. Deposits in the Escrow Account.

        3.1 All amounts received from prospective purchasers of the Shares shall be deposited in the Escrow Account, which amounts shall be in the form of checks (for U.S. funds), or wire transfers representing the payment of money. Wire transfers to the Escrow Account shall be sent pursuant to the following instructions:

        Bank:  State Street Bank and Trust Company
        ABA #: 011-000-028
        Attn:  Corporate Trust Division
        DDA #: 9903-9901
        Ref.:  Escrow Account for New Colony Equity Income Fund

        All checks deposited into the Escrow Account shall be made payable to "STATE STREET BANK AND TRUST COMPANY - ESCROW ACCOUNT FOR NEW COLONY EQUITY INCOME FUND". Any check payable other than as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Best Efforts Underwriter (together with any Subscription Information, as defined below, or other documents delivered therewith) by United States mail within five (5) business days following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement. No promissory note or notes shall be delivered to or accepted by the Escrow Agent.

        3.2 Simultaneously with each deposit into the Escrow Account, the Best Efforts Underwriter (or the Issuer, if such deposit is made by the Issuer) shall inform the Escrow Agent in writing of the name and address of the prospective purchaser, the number of Shares subscribed for by such purchaser, and the aggregate dollar amount of such subscription (collectively, the "SUBSCRIPTION INFORMATION").


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

        3.3 The Escrow Agent shall not accept for deposit into the Escrow Account checks that are not (i) drawn on U.S. funds and (ii) accompanied by the appropriate Subscription Information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

        3.4 The Escrow Agent shall not be required to accept any amounts representing payments by prospective purchasers, whether by check or wire transfer, except during the Escrow Agent's regular banking hours, which are 9:00 a.m. to 5:00 p.m. Boston, MA time.

        3.5 Amounts deposited in the Escrow Account that have cleared the banking system and have been collected by the Escrow Agent, together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 3.7 below, are herein referred to as the "FUND." Amounts deposited in the Escrow Account that have not cleared the banking system are herein referred to as "uncollected amounts".

        3.6 The Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Section 4 hereof upon the instructions in writing signed by both the Issuer and the Best Efforts Underwriter.

        3.7 If the Escrow Agent receives a deposit into the Escrow Account from the Best Efforts Underwriter or any purchaser prior to 12:00 p.m., Boston, MA time, on any business day prior to the later of the Termination Date or the last day of the Collection Period (consisting of the number of business days set forth on the Information Sheet), the Escrow Agent shall on the same day invest the deposit in the Escrow Agent's Money Market Account ("USBMM") until the Escrow Agent disburses the Fund in accordance with Section 4 hereof. If the Escrow Agent receives a deposit into the Escrow Account from the Best Efforts Underwriter or any purchaser after 12:00 p.m., Boston, MA time, on any business day prior to the later of the Termination Date or the last day of the Collection Period, the Escrow Agent may, but is not obligated to, invest the deposit in USBMM on the same day; provided, however, that the Escrow Agent shall invest the deposit in USBMM no later than the next business day. The Escrow Agent shall have no responsibility to the purchaser, the Issuer or the Best Efforts Underwriter for any loss upon any such investment (which losses, if incurred, shall be debited against the Escrow Account). The Escrow Agent shall have no responsibility or liability to any purchaser, the Issuer or the Best Efforts Underwriter for the investment performance or for any failure of any investments.

     4. Disbursement from the Escrow Account.

        4.1 Subject to Section 4.3 below, in the event that at 5:00 p.m. Boston, MA time on the Termination Date the amount constituting the Fund (a) shall be less than the Minimum Dollar Amount, or (b) shall represent the sale of less than the Minimum Share

Amount, in each case as indicated by the Subscription Information submitted to the Escrow Agent, then in either such case, the Escrow Agent shall promptly but in no event later than five (5) business days after the Termination Date refund to each prospective purchaser the amount of payment received from such purchaser which is then held in the Fund or which thereafter clears the banking system, together with any investment income received thereon, and the Escrow Agent shall notify the Issuer and the Best Efforts Underwriter of its distribution of the Fund.

        4.2 Subject to Section 4.3 below, in the event that at any time up to 5:00 p.m. Boston, MA time on the Termination Date, the amount constituting the Fund shall be at least equal to the Minimum Dollar Amount and shall represent the sale of not less than the Minimum Share Amount, in each case as indicated by the Subscription Information submitted to the Escrow Agent, the Escrow Agent shall notify the Issuer and the Best Efforts Underwriter of such fact in writing (within two (2) business days thereafter.) The Escrow Agent shall hold the Fund until the Escrow Agent receives, at least two (2) business days prior to the date on which the Fund is to be disbursed, instructions in writing signed by both the Issuer and the Best Efforts Underwriter as to the disbursement of the Fund.

        4.3 In the event that the Escrow Agent or the Best Efforts Underwriter (or the Issuer) have received by 5:00 p.m. Boston, MA time on the Termination Date any uncollected amounts which when added to the Fund would raise the amount in the Fund to the Minimum Dollar Amount and result in the Fund representing the sale of the Minimum Share Amount, in each case as indicated by the Subscription Information submitted to the Escrow Agent, the Collection Period shall be utilized to allow such uncollected amounts to clear the banking system, and the Escrow Agent shall invest such uncollected amounts in accordance with Section 3.7 hereof. During the Collection Period, neither the Best Efforts Underwriter nor the Issuer shall deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers; provided, however, that such amounts which were received by the Best Efforts Underwriter (or the Issuer) by the close of business on the Termination Date may be deposited with the Escrow Agent by noon of the next business day following the Termination Date. If at 5:00 p.m. Boston, MA time on the last day of the Collection Period an amount sufficient to raise the amount in the Fund to the Minimum Dollar Amount and which would result in the Fund representing the sale of the Minimum Share Amount shall not have cleared the banking system, the Escrow Agent shall notify the Issuer and the Best Efforts Underwriter in writing of such fact and shall return all amounts then in the Fund, and any amounts which thereafter clear the banking system, to the prospective purchasers as provided in subsection 4.1 hereof. If a sufficient amount has cleared by such time, the parties shall proceed as provided in subsection 4.2 hereof.

        4.4 Subject to Section 4.5 below, in the event that at 5:00 p.m. Boston, MA time on the Termination Date, the amount constituting the Fund (counting all amounts deposited in the Escrow Account from the commencement date of the Offering Period) shall be greater than the Minimum Dollar Amount and shall represent the sale of more than the Minimum Share Amount, the Escrow Agent shall, on the Termination Date, notify the Issuer and the Best Efforts Underwriter of such fact in writing. The Escrow Agent shall hold any portion of the Fund that has not previously been disbursed (in accordance with Section 4.2) until the Escrow Agent receives, at least two (2) business days prior to the date on which such portion of the Fund is to be disbursed, instructions in writing signed by both the Issuer and the Best Efforts Underwriter as to the disbursement thereof.

        4.5 In the event that at any time up to 5:00 p.m. Boston, MA time on the Termination Date, the amount constituting the Fund (counting all amounts deposited in the Escrow Account from the commencement date of the Offering Period) shall be at least equal to the Maximum Dollar Amount and shall represent the sale of not less than the Maximum Share Amount, the Escrow Agent shall notify the Issuer and the Best Efforts Underwriter of such fact in writing (within two (2) business days thereafter). The Escrow Agent shall hold the portion of the Fund that has not yet been disbursed (in accordance with Section 4.2) until the Escrow Agent receives, at least two (2) business days prior to the date on which such portion of the Fund is to be disbursed, instructions in writing signed by both the Issuer and the Best Efforts Underwriter as to the disbursement thereof.

        4.6 In the event that at 5:00 p.m. Boston, MA time on the Termination Date, the amount constituting the Fund (counting all amounts deposited in the Escrow Account from the commencement date of the Offering Period) shall be greater than the Maximum Dollar Amount and shall represent the sale of more than the Maximum Share Amount, the Escrow Agent shall notify in writing the Issuer and the Best Efforts Underwriter of such fact within two (2) business days following the Termination Date. The Escrow Agent shall hold the portion of the Fund that has not previously been disbursed (in accordance with Sections 4.2 and 4.5) until the Escrow Agent receives, at least two (2) business days prior to the date on which such portion of the Fund is to be disbursed, instructions in writing signed by both the Issuer and the Best Efforts Underwriter as to the disbursement thereof.

        4.7     Upon disbursement of the Fund pursuant to the terms of this
Section 4, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

     5. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

        5.1 The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions or any agreement between the Best Efforts Underwriter and the Issuer nor shall the Escrow Agent be responsible for the performance by the Best Efforts Underwriter or the Issuer of their respective obligations under this Agreement.

        5.2 The Escrow Agent shall not accept from the Best Efforts Underwriter (or the Issuer) any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks, or wire transfers representing the payment of money, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Best Efforts Underwriter (or the Issuer) except as to the amount of such payments; however, the Escrow Agent shall notify the Best Efforts Underwriter within a reasonable time of any discrepancy between the Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

        5.3 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Best Efforts Underwriter any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

        5.4 The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any, notice, instruction, certificate, signature, instrument or document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instruction or to execute any such certificate, instrument or document.

        5.5 In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Account or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Fund, or a portion thereof, in the Escrow Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Fund (and any other amounts that thereafter become part of the Fund) with the clerk of any court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Fund with the clerk of any such court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

        5.6 The Escrow Agent may consult legal counsel (including in-house counsel) and other professional advisors who may but need not be its counsel or advisor (or counsel or advisor to any party having an interest in or a connection with the Escrow Account), with respect to the meaning and construction of this Agreement or its powers, obligations, and conduct hereunder. The Escrow Agent shall be entitled to reasonable reimbursement for such legal counsel's and other professional advisors' fees. The Escrow Agent shall not be liable for the consequences of, and shall be fully protected in acting pursuant to or relying upon, the advice of such legal counsel or advisors.

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

        5.7 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Fund or any part hereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

        5.8 The obligations of the Escrow Agent herein shall be determined solely in accordance with this Agreement and the Escrow Agent shall have no duties or obligations other than those expressly provided for in the Agreement. This Agreement shall not be deemed to create a fiduciary relationship between the parties hereto under state or federal law.

        5.9 The Escrow Agent shall not be liable for damage resulting from the acts or omissions or failure to perform of any third party, including the failure of any means of communication, loss of any document in the mails, or the failure of any delivery service to deliver as instructed.

        5.10 If multiple parties in interest are party to this Agreement, written communications to the Escrow Agent from the parties in interest shall be signed by all of the parties in interest unless the parties in interest have authorized an agent to act on their behalf in a written instrument delivered to the Escrow Agent.

        5.11 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent's gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

        5.12 The Escrow Agent shall not be obligated to take any legal action or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

        5.13 The Issuer and the Best Efforts Underwriter acknowledge that for tax reporting purposes all interest or other income earned from investment of the Fund shall be allocated to the purchasers.

        5.14 Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) business days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

        5.15 Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without


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

limitation all payments to the Escrow Agent pursuant to Sections 8 and 9 below) shall be in U.S. dollars.



     6. Amendment Resignation. This Agreement may be altered or amended only with the written consent of the Issuer, the Best Efforts Underwriter and the Escrow Agent. The Escrow Agent may resign for any reason upon three (3) business days' written notice to the Issuer and the Best Efforts Underwriter. Should the Escrow Agent resign as herein provided, it shall not be required to accept any deposit, make any disbursement or otherwise dispose of the Fund, but its only duty shall be to hold the Fund for a period of not more than five (5) business days following the effective date of such resignation, at which time (a) if a successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall have been given to the resigning Escrow Agent by the Issuer, the Best Efforts Underwriter and such successor escrow agent, then the resigning Escrow Agent shall pay over the successor escrow agent the Fund, less any portion thereof previously paid out in accordance with this Agreement; or (b) if the resigning Escrow Agent shall not have received written notice signed by the Issuer, the Best Efforts Underwriter and a successor escrow agent, then the resigning Escrow Agent shall promptly but in no event later than five (5) days refund the amount in the Fund to each prospective purchaser, together with any investment income received thereon, and the resigning Escrow Agent shall notify the Issuer and the Best Efforts Underwriter in writing of its liquidation and distribution of the Fund; whereupon, in either case, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer and the Best Efforts Underwriter for any reasonable expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this
Section 6.

     7. Representations and Warranties. The Issuer and the Best Efforts Underwriter hereby jointly and severally represent and warrant to the Escrow Agent that:

        7.1 No party other than the parties hereto and the prospective purchasers have, or shall have, any liens, claim or security interest in the Fund or any part thereof.

        7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Fund of any part thereof.

        7.3 The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide sale to the purchaser described therein of the amount of securities set forth in such Subscription Information.


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

        7.4 All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

     8. Fees and Expenses. The Issuer and the Best Efforts Underwriter agree jointly and severally to pay or reimburse the Escrow Agent for its fees and expenses (including reasonable counsel fees) as set forth on the Fee Schedule attached hereto and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis. The Issuer and the Best Efforts Underwriter jointly and severally agree to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees. Notwithstanding the foregoing and subject to Section 4.3, if, at the Termination Date of the Offering Period, the Fund (a) shall be less than the Minimum Dollar Amount, or (b) shall represent the sale of less than the Minimum Share Amount, the Escrow Agent shall promptly refund to each prospective purchaser the amount of payment received from such purchaser which is then held in the Escrow Account, together with any investment income received thereon. The Escrow Agent shall bill the Issuer for any and all charges the Escrow Agent incurs for refunding the funds to prospective purchasers and the Issuer shall promptly pay said bill.

     9. Indemnification and Contribution.

        9.1 Indemnification. The Issuer and the Best Efforts Underwriter (the "INDEMNITORS") jointly and severally agree to indemnify Escrow Agent, its officers, agents, directors and stockholders (collectively, "INDEMNITEES") against, and hold the indemnitees harmless from, any loss, claim, cost or expense including, without limitation, attorney's fees in connection with any matter or claim arising under this Agreement, except to the extent that such loss, claim, cost or expense results from Escrow Agent's gross negligence or willful misconduct. The Indemnitees, acting in good faith, shall not be liable for any action, omission, information or recommendation in connection with this Agreement, except in the case of the Indemnitees' willful violation of any applicable statute. There shall be included in the loss, liability, cost, damage and expense against which the Indemnitees are indemnified hereunder, all sums which the Indemnitees may pay in settlement of any such claim.

        9.2 Survival of Indemnification. The provisions of this Section 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

     10. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Fund shall be void as against the Escrow Agent unless written notice thereof shall be given to the Escrow Agent.


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

     11. Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Post Office, and addressed, if to the Issuer or the Best Efforts Underwriter, at their respective addresses set forth on the Information Sheet, and if the Escrow Agent, at its addresses set forth below:

     For Mail:
         U.S. Bank National Association
         Corporate Trust--3rd Floor
         P.O. Box 778
         Boston, MA 02102
            Attention: New Colony Equity Income Fund Escrow
            Telephone No: 617-603-6630
            Facsimile No: 617-603-6675

     For Courier:
        U.S. Bank National Association
        Corporate Trust Services--3rd Floor
        1 Federal Street
        Boston, MA 02110
           Attention: New Colony Equity Income Fund Escrow
           Telephone No: 617-603-6630
           Facsimile No: 617-603-6675

     12. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

     13. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instrument and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties thereto.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and underwritings (written or oral) of the parties in connection herewith.

     15. Tax Indemnification. The Issuer and Best Efforts underwriter agree, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Fund or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Fund, the management established hereby, any payment or distribution of or from the Fund pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

     16. Consent to Jurisdiction and Service. The Issuer and Best Efforts Underwriter hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against the Issuer or Best Efforts Underwriter by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the Issuer and Best Efforts Underwriter each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and
(iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 11 hereof.

     17. Waiver of Jury Trial. THE ESCROW AGENT, THE ISSUER AND BEST EFFORTS UNDERWRITER HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

     18. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorist attacks, epidemics, governmental regulations superimposed after the fact, fire, communication fine failures, computer viruses, power failures, earthquakes or other disasters.

     19. Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.


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

     20. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optional disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                           U.S. Bank National Association,
                           as escrow agent

                           By: /s/ Chi C. Ma
                               ------------------------------------------
                               Name: Chi C. Ma
                               Title: Vice President


                           NEW COLONY INVESTMENT TRUST,
                           for and on behalf of NEW COLONY EQUITY INCOME FUND

                           By: /s/ John Driscoll
                               ------------------------------------------
                                Name:  John Driscoll
                                Title: President


                           INVESTORS CAPITAL CORPORATION

                           By: /s/ C. David Weller
                               ------------------------------------------
                               Name:  C. David Weller
                               Title: Vice President

                       STATE STREET BANK AND TRUST COMPANY

                       ESCROW AGREEMENT INFORMATION SHEET


1.     The Issuer:
       Name - New Colony Equity Income Fund
       Suite 2850, The Exchange Tower
       130 King Street West
       Toronto, Ontario M5X 1A4
       1-800-563-4623

2.     The Best Efforts Underwriter:
       Name- Investors Capital Corporation
       230 Broadway
       Lynnfield, MA 01940
       Investment Banking Group-800-709-4040

3.     The Securities:
       Certificates of Beneficial Interest offered as Shares at $20 per Share.

4.     Amounts Required for Disbursement of the Escrow Account:

       ("MINIMUM DOLLAR AMOUNT"):     $20,000,000

       ("MINIMUM SHARE AMOUNT"):      1,000,000 Shares

       ("MAXIMUM DOLLAR AMOUNT")      $75,000,000

       ("MAXIMUM SHARE AMOUNT")       3,750,000 Shares

5.     Plan of Distribution of the Securities:
       Offering Period:    100 days from the date indicated in the notice
                           provided pursuant to Section 2.2 of this Agreement
       Extension Period:   60 days from the date that Funds equal to or greater
                           than the Minimum Dollar Amount are released to the Issuer
       Collection Period:  As agreed upon in writing by both the Issuer and the
                           Best Efforts Underwriter.

6.     The Escrow Account:
       Title of the Escrow Account: "State Street Bank and Trust Company - Escrow Account for New Colony Equity Income Fund". Escrow Agent address where the Escrow Account is to be established: 1 Federal Street Boston, MA 02110

                          STATE STREET SCHEDULE OF FEES

         For Services As Escrow Agent for New Colony Equity Income Fund

                                  APRIL 8, 2002



ACCEPTANCE FEE:                     $10,000.

ANNUAL ESCROW AGENT FEE:            $30,000 PER YEAR OR PART THEREOF

SUBSCRIPTION CHARGES:               $20.00 PER SUBSCRIBER
                                    $50.00 per subscriber with 1099 or 1042 tax reporting (if necessary)

SWEEP FEE:                          40 BASIS POINTS PER ANNUM OF THE
(SSgA or selected other             AVERAGE DAILY NET ASSETS
Money Market Funds)

WIRE FEE:                           $25.00 PER WIRE - DOMESTIC
                                    $40.00 PER WIRE - INTERNATIONAL

EXTRAORDINARY ADMINISTRATIVE EXPENSES:

Fees for services not specifically set forth in this schedule will be determined by appraisal. Such services may include, but not be limited to, additional responsibilities and services incurred in connection with amendments or extensions of the governing documents, unusual cash and/or investment transactions, calculations, reports or notices, or in case of litigation.

OUT-OF-POCKET EXPENSES:

Any out-of-pocket expenses incurred by us will be billed at cost. These items will include, but not be limited to, legal costs, travel expenses, document duplication and facsimiles, courier services, etc.

ESCROW AGENT'S COUNSEL:

We intend to engage Rob Coughlin of Peabody & Arnold to represent us in this matter. Escrow Agent's Counsel fees and disbursements will be billed at cost.

BILLING AND PAYMENTS:

The Acceptance Fee and first year Annual Fee will be payable at closing. Subsequent Annual fees will be payable in advance at each anniversary of closing. Other fees, charges and reimbursements will be billed as incurred. Annual fees are not pro-rated for less than a year.

GOOD FUNDS AVAILABILITY:

Funds to make any payments must be on deposit in sufficient time to avoid Daylight Overdrafts under Fed Guidelines.

NOTE: The transaction that is the subject of this proposal, and all related legal documentation, is subject to review and acceptance by State Street in accordance with its policies and procedures. Should the actual transaction materially differ from the assumptions used herein, State Street reserves the right, in its sole discretion, to modify or withdraw this proposal. Reasonable adjustments to the fees and charges set forth herein may be made at any time. After acceptance of this proposal and commencement of review and negotiation of documents, if the transaction fails to close for reasons beyond the control of State Street, Sentry Select Trust shall pay State Street's acceptance fee, legal fees and out-of-pocket expenses.